Exhibit 99.2

Transcript

U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

U-Store-It
Q1 2007 Earnings Conference Call
May 4, 2007
11:00 a.m. ET
Operator:
Greetings, ladies and gentlemen, and welcome to the U-Store-It Trust first quarter 2007 earnings conference call a. at this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the call please press * 0 on your telephone keypad. As a reminder, this conference call is being recorded. It is now my pleasure to introduce your host, Mr. Dean Jernigan, President and C.E.O. Thank you from Jernigan, you may begin.
Dean Jernigan — President and CEO:
Okay. Thanks, I’ll start with our cautionary statement. The company’s remarks will include certain forward-looking statements regarding earnings and strategies that involve risks, uncertainties and other factors that may cause the actual results to differ materially from those forward-looking statements. These risks — the risks and factors that could cause our actual results to differ materially from forward-looking statements are provided in documents that the company files with the SEC, specifically Form 8-K filed yesterday together with our earnings release with Form 8-K and the Business Risk Factors section of the company’s annual report on Form 10-K. In addition the company’s remarks include reference to non-GAAP measures. A reconciliation between GAAP and non-GAAP measures can be found on the company’s website at u-store-it.com.
Good morning to everyone. Welcome. Thanks for joining us today. I’ll start off with a few comments and then turn it over to Chris who will review the quarter for us. But my thoughts on the quarter is we made good solid, progress. Progress being kind of the key word there for the quarter. We discussed at the last quarterly call staffing. Someone asked the question about how is staffing coming along and I mentioned then that I would discuss that on this call.
I can tell you that as I have eluded to in the past and you probably can guess we’ve had significant changes both at the corporate level and out in the field as we affectionately call it. When I came onboard U-Store-It last April 24th, essentially 12 months ago, we had about 1000 employees 1001 to be exact. Today we have 970, which is not a material decrease in number of people, but I said at that time early on last year that I thought we had enough slots, we had enough people, we just didn’t have the right people in the right slots and that looking back has been the case. We have added 58 slots at the property level, giving us better staffing. More hours if you will to cover the offices, answer the telephones and rent more units hopefully as a result of that.
And so we have at the same time reduced 54 slots at the corporate level. Last May 1 we had 119 slots at the corporate level and we have that reduced to 65 today and that is a good number going forward with the number of properties we have today. So from a staffing standpoint we do have the right people in the right slots today and we do think we are poised to take this company to the next level with the people we have in place today.
The turnover, as I suggested, has been significant. We have essentially about effectively about 340 people in the company today that was with — that were with us last May. So we’ve had about a 67%, 66% overall turnover rate in the company.
As far as the quarter’s concerned, we did have two extraordinary items I wish to discuss. First one briefly, that is the almost $1 million in charges that we had in the first quarter relating to the investigation, the legal

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

investigation and we’re very hopeful that that is behind us and that would end up being a one-time charge for us.
Also during the quarter we had write-offs of bad debts of almost a million dollars more than what we anticipated. Was just thinking earlier this morning, I think I’m starting my 23rd year in the business and I think after this 22 years I should know what our bad debt level should be at a company like this and I’m certain I do know. And we have been experiencing levels like I’ve never seen or heard of before and so going back and reviewing with our management team as to what’s been going on, I think it’s real simple in that the previous management was very distracted as it relates to small items such as collecting rent. I’m not being facetious there, but the small item being following up with customers and making sure they know the rent is due. And hammering them, if you will, to make sure they come by and pay their rent. I don’t think that has been done in the past. In fact, I know it hasn’t been done effectively.
So what we’ve allowed customers to do is to remain delinquent too long and after certain period of time we go into the auction process and write-off the bad debt. And it’s real simple as far as I’m concerned I want to self-storage to be number three in priority for our customers out there. Let them pay their house note or pay their rent first. Make the car payment. We want to be right behind that car payment and the way you get there is persistence.
Somebody comes in and rents a unit, pays you up front for a month. The next month their rent becomes due on the first and they haven’t paid us by the 5th, we lock them out on the sixth and we call them on the 6th. We send them a late letter late letter on the 6th and with that late letter goes a few for being late. They don’t — if we haven’t received it on the 8th we call them again on the 8th. Give them a day or two to get by with their check or credit card and we call them again. I don’t know if any of you have ever been late on paying a bill before or not, but I certainly have. And it’s — and that’s how it gets collected. You get reminded and if you forget a day or two you get reminded again. One of two things is going to happen. You are either going to sit down and write the check and send it in or you’re going to say, wait a second, I’ve decided I don’t need that space after all and let me move out. Come by and pay a prorated amount to get out or a month’s rent to get out and you’re gone. But what that stops from happen suggest letting these people run over a cliff and become 90, 120 days delinquent and they wake up one day and they get that late letter from you with all these fees added up and they realize you’re asking them to pay you more than what they perceive the value of what they’re storing to be. And so that’s been the problem and quite frankly we have just gained good visibility to this as a result of our move to Center Shift. So now with our second full quarter behind us with Center Shift we’re starting to understand better about that problem and of course fixing it as management.
We’re in the situation because of bad management. Good management can easily fix it.
So those are the two extraordinary items. Had it not been for those two, of course we would have reported 24. You know had not been for extraordinary items of bad debt our revenue growth would have been something like 4.2%. I think we’re doing a good job of expense containment of only having 2.5% expense growth. And so I think we’re poised to go forward. I think the market is cooperating with us. Still yet we don’t have much new construction to deal with out there. The economy is good and we have our team in place and I guess the negative out of this is we had to — you know I fully expected to take one step backward before we could take two steps forward. But I think as it turned out the hole was a deeper that we got ourselves into. We had to take two or three steps back. We are moving forward. We are moving forward dramatically. We have hit our internal goals for the first four months of the year, including April for the first four months of the year for move-ins if you will. The first few days of May have continued the way we ended April, which was a very good momentum month for us toward the end of April. The first part of the month was a bit slow, I think with the weather in the northeast and the south and southwest affected us some, but April we exceeded our goal necessary rentals as we did March, February and January. And March was in an extraordinary month for us and one of the nuances there, it was a five weekend month for us. So I think even though you don’t

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

quite see the results in the first quarter that you should be able to see with all the positive things that I feel like the management team has done here we are poised to go forward and I think you will start to see those results for dramatically in the second quarter.
I’ll turn it over to Chris and let him get into more detail.
I’m sorry, I think there was one other thing I wanted to discuss. Our call center, we’ve gotten that question asked a couple of times about our call center. That’s another one of those kind of sharpening our game, if you will. The call center when I came onboard I realized that it was not as effective as it should have been. We consistently had 35% abandon rates for our calls and that was our Cleveland call center, if you recall. We’ve been using two. We used another company called OSS out of Tucson that was running a call center for the national portfolio that we bought a couple of years ago, I think that was 67 properties or something. We have asked that group in Tucson to come in and take over the management of our existing call center in Cleveland. People are in place, systems in place. Technology’s in place. It’s there in Cleveland, they’ve just came in and as of May 1 taken over the management of it just because they are professionals and I think their record from what they have been doing for us indicate that is they can do a better job at it than us and from a financial standpoint it proves to be a very good move for us assuming they can operate our call center as we think they can on a go forward basis.
So with that I’ll turn it over to Chris and let him make some comments.
Christopher Marr — CFO:
Thanks, Dean. What I would like to do is just provide a little bit of a highlight to the first quarter results, Funds from Operations, occupancy, same-store, discuss the forecast in a little bit more detail and then we’ll turn it over for questions.
Our first quarter guidance as Dean mentioned contemplated the 1 million additional G&A expense related to the restatement in the inquiry and going forward we would expect our quarterly G&A to run at approximately $5 million. So with that $1 million cost included we were expecting a best case of 21 cents, including what we thought was a realistic clean-up of past due tenants.
So the way I’ve been looking at the first quarter that by being able to absorb that incremental million of bad debt above our budge yet remain at the 21 cents we were actually operationally on track on all other metrics to meet the mid-point of our expectations. So from my point of view it was a pretty darn good quarter. We were basically spot-on average occupancy in our base case goal for Q1. Our discounts remain flat to Q4 of last year and our non-standard rents actually came down. Our average occupancy in the first quarter at our base expectation was clearly impacted by the auctions and move-out process being a focus of the operations team. We estimate a loss of 50 to 70 basis points in physical occupancy by cleaning out these non-economic units.
As you can see in our same-store occupancy, which is detailed out on page 13 by state in our supplement what we’ve done there is we’ve added a comp to the prior year. So you can now look at those assets 3/31/06 physical occupancy to 3/31/07. Our occupancy change of 90 days points from last year is a result of the auctions, particularly in California. The impact of the post-Katrina move-outs offset by just great Texas, Tennessee, Indiana and Colorado, as well as a few other states. And I think those states it is really an indication of the traction that we are gaining out in the field with the focus on renting units as Dean outlined and our ability to do that in excess of what our internal expectations were.
Moving to the same-store results, our ability to present meaningful results is quite honestly hampered by the lack of quality information in 2006. The old property management system and the manual process made it

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

very difficult to present comparisons that we believe are meaningful and relevant. This unfortunately will be the case until the fourth quarter where we have common systems. The accounting issues in each of Q2 through 4 of 2006 and the fact things were accounted for internally on a cash basis until mid-’06 add to the headache.
To make the comparison meaningful our same-store result necessary this release and supplement have adjustments made to the ‘06 results. Since we do not have data for the write-offs in 2006 we’ve made an estimate of a million dollars so the 4.2% revenue comparison ‘07 revenues before any write-offs and our estimate of ‘06 total revenues before any write-offs, we think illustrates the progress we’ve made. Higher Street rates, lower non-standard rents, focus on ancillary income, all offset by lower physical occupancy.
On the expenses, I think this really illustrates our focus on controlling costs. Up $447,000 over last year adjusted for the Workers Comp and real estate taxes. 68% of that $447,000 or 306,000 being insurance increases, which we’ve talked about ad nausium. The remaining expenses in sheer dollar comparison have minimal growth over 2006. Our forecast going forward reflects all the challenges Dean’s discussed. I think it’s very fair to say that I am absolutely the most cautious member of this management team. My job title and personality and our outlook clearly has that foundation all over it.
We’re making very good progress. As you look at the fact that the ‘05 offering and the assets that were acquired, the $362 million in ‘06 acquired with the proceeds from that offering, as well as other proceeds, is actually diluted to ‘07 earnings. As Dean said we are continually digging out of that two steps back. I think the low end of our guidance reflects previous expectations; reduce for higher write-offs, particularly in Q2; and an objection of accelerating dispositions and the continued discounting in markets where we compete with the other public operators. The reduction at the high end reflects a slower pace of acquisitions than our previous guidance, higher write-offs, the fact that Q1 came in at the low end of our range and a slower pace of lease-up, as well as more visibility to operating metrics as our team and systems season.
So in summary, making progress. It’s very hard work. Occasionally we’re going to hit some speed bumps, but we’re moving forward. Some areas more slowly than quite frankly we expected or you all may wish. But we’re very confident in achieving our end objective.
With that, turn it over for questions.
Operator:
Thank you. Ladies and gentlemen, at this time we’ll be conducting a question-and-answer session. If you would like to ask a question please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up the hand set before pressing the * key. Our first question is from Jonathan Litt with Citigroup. Please state your question.
<Q>: Hi, Craig Musser here with Jon. Can you walk through your expectations for the bad debt in your guidance going forward? We look at your second quarter revenue growth guidance it is for 5 to 6%. In the first quarter you did 4.2 if you adjust for bad debt. I’m just trying to get an idea.
<A>: Great question. Thanks for asking it so I can be specific on that point. The expectation of bad debt is the way we actually try to pull this together in the bullet points for the financial outlook. The 3 to 6% operating expense growth actually is where the — where we had embedded the expected bad debt. So at the 3% low end we’re contemplating write-offs kind of in line with our budget and at the 6% contemplating them more in line with the levels we saw in Q1.

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

<Q>: Okay. So we should still see ex write-offs. If we look at the 4.2% revenue growth number in the first quarter with the write-off adjustment, you would think that should improve a bit in the second quarter to the 5 to 6%?
<A>: Yes.
<Q>: Okay and did you mention disposition on impacting the low end of guidance?
<A>: Yes.
<Q>: Could you just elaborate on that a bit?
<A>: Sure. We had outlined expected asset sales in our original guidance. That has been a focus. We’ve hit some of those speed bumps I’ve talked about in the fact that the assets that seem to fit in our view the best disposition candidates are also unfortunately those that are generally embedded in the various CMBS pools that the company has. So the timeline to extract and the process to do that is cumbersome. But we continue to focus on dispositions, expect 10 to 20 million in the second quarter. And I think as we get into the second quarter call and work through some processes internally we’ll be able to be more specific as to the pace going forward from there.
<Q>: Okay. And what type of cap rates could we expect on those deals?
<A>: I think where we’re looking at assets quite frankly it is a pretty darn big range. I think you’re looking at things between 7 and 9, depending upon the markets.
<Q>: Are these assets that are underoccupied that you don’t think you can get the occupancy up or are these more fully occupied assets?
<A>: The first wave is generally going to be a mix of what you refer to as well as ones where the occupancy actually may be quite good, but they are small assets in markets that are out of the way and don’t make sense for us long term.
<Q>: Thank you.
Operator:
The next question from Christine McElroy with Banc of America Securities. Please state your question.
<Q>: Hi, good morning, guys. We heard from a couple of your peers over the last few weeks in addition to Ray Wilson, Self Storage Service that is rental traffic appears to have slowed, not just in Florida, but in the middle and eastern parts of the country. I wonder if you could give us your thoughts on that and what you are seeing? Chris, I heard you say something about a slower pace of lease-ups.
<A>: Hi, Chris is Dean. I’m going to take that one. I think I probably heard those same people talking that you have. And without question there is a Katrina in effect in Florida and the Gulf Coast states. We’re experiencing it, as have many others and it’s real simple. The roof gets blown off your house, you got to find some place to put your furniture. You get the roof put back on your house, you don’t need that storage space anymore. It’s that simple.
It happens with not only hurricanes, but tornados, floods, any kind of natural disaster that we’ve had over the years and we’ve had them all. It fills up storage facilities and they empty out or come back to a normal level

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

about a year later. That area. Where California is concerned, southern California has been a little bit soft for us, but that is a management issue. And I’ve heard another one of our peers speak about being soft out there. And I think, you know, there’s nothing going on in California that would indicate to me we should not be renting units. Strictly a management issue.
If you’ve got a single facility some place that a new facility open up across the street you’re going to have slower lease-ups, but that is not happening consistently in any general markets, much less any states if you will around the country. So in my opinion if it’s not a Katrina fallout it’s more from management.
<Q>: So aside from those areas you’re not seeing any kind of slowdown in demand maybe related to housing market weakness, lower transaction volume in the housing market, consumer spending?
<A>: Well, Chris has got some numbers and I’m going to let him speak. But I can tell you as I said earlier, we hit our goals for the first fours of the year. Go ahead, Chris.
<A>: Well, to give you some context around the percentages, you know, same-store pool in January of last year there was about 7100 rentals. This year 8500. And net rentals in January of last year was actually a negative 1400 and basically this year we were flat. So we continue to see — we continue to see strong demand year-over-year across the same-store portfolio which at this point is pretty good representation of the entire portfolio. I think where we’ve seen the net occupancy impact has been on the vacates particularly in those states being discussed.
<Q>: Can you elaborate a little bit on the trends you are see nothing April, maybe give us some color on occupancy and rent, call center and internet traffic?
<A>: Well, it’s — that’s fairly minimal for us right now. We are spending more money advertising on the internet. We do expect our number to come up from the 5% level. That’s an area where we have great opportunity to enhance our rentals. The call center, as I said, we just turned that over May 1, so that is not something we’re measuring yet from an answer standpoint.
<A>: But I think the number I can give you that kind of gives you a picture of what is happening out there, we rented a thousand more units on the same-store pool in April of this year than we did in April of last year.
<Q>: Okay, great. And then lastly, Dean, can you just kind of update us on the use of concessions? I know a few months ago you were talk being scaling them back. In an environment where demand fundamentals may be slowing, has your view changed at all?
<A>: Well, I’m not accepting that premise that demand is slowing, Christy. Yes, our plans this year is increasing rents, increasing occupancy and decreasing the giveaways, if you will. We have, and we are doing that. We’re right now at 5.7% as a percentage for discounts. As our occupancy goes up that should come down even more dramatically and that is coming down. We are only doing the dollar move-in special where we have to to compete with someone who is in front of us. We don’t think we should be giving away much of anything at this point in time. But unfortunately some of our competitors do and we have to match them from time to time.
<Q>: Has the Center Shift software enabled you to more accurately tailor those concessions on a unit-by-unit basis? I know that is something that you were trying to make progress on.
<A>: Without question. Not only tailor it, but have the visibility to know how to tailor it and all of this has come about as a result of that Center Shift conversion.

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

<Q>: Super. Thanks, guys.
<A>: I’m sorry, did you say something else, Christy? Okay. Next question.
Operator:
Next question is from Paul Adornato with BMO Capital Markets.
<Q>: Hi, good morning. Dean, last quarter you talked about conflicting construction data. Was wondering if you were able to flesh that out?
<A>: Yeah, we’re continuing to work on that and I have spoke tone a number of people about it. And in fact I’m writing an article, one of our magazines for next month about this subject. And still yet I am holding true to comments I made last quarter. New supply is very much under control, notwithstanding the article that was in the almanac and if you happen to listen to Ray Wilson’s call, I thought he was right on, as well. Even if Dodge misses by 100%, which I cannot imagine, because I said I helped Dodge set this program up in 1995. We still are very much under control from a supply standpoint. That’s not — I don’t think you’ll hear anybody crying about that. That’s not a problem and when it’s not a problem that is a very big plus for us.
<Q>: Uh-huh. Okay and just to circle back on the bad debt situation. Did the definition of bad debt change or is it really just that systems have improved?
<A>: It’s the latter, Paul. The charge-offs at the property always happen in a consistent way. The manager ultimately comes to resolution where the tenant needs to be auctioned off and the legal process takes over or they’re moved out in some other way. We just until October of ‘06 had no visibility into the impact of that.
<Q>: Uh-huh.
<A>: Quantified by dollars.
<Q>: Can you remind us of what the process is? How long do you let the bad debt age before you auction?
<A>: Yeah, you know different state by state. But your most aggressive states will allow you to auction after 45 days if you provide the proper notices. And the other end it’s more like 90 days. We tend not to pull the trigger that quickly if in fact somebody is working with us, returning our telephone calls and maybe making a partial payment. But I mean what we’re striving to do, when we first start getting visibility into this problem about 180 days ago our receivables were running very close to 30%. Our goal internally is to bring that down to 15%. We’re down below 20% now at about 19%. And of the 15% in the form of receivables about half of those are what we call current receivables, 30 days or less. And then the last half of the other 7.5% goes 40% of those are 3% of the 15% is 30 to 60, then 1.5% 60 to 90 and pops back up to 3% for over 90. So you don’t typically auction anybody prior to that 90 days although in some cases you can. But normally you look at that 90-day piece as being that is your real trouble piece, the 3%. And as the months go by, people slide from one category to another, as you can imagine. So the 3% you should collect some of that. So our number for bad debt on a go forward basis is 2%. We think we should not be writing off more than 2% for bad debt. So that is kind of the process, Paul. That’s our internal way that we look at it. And we’ve got a lot of work to do. But you know what, this is something we can manage. This is something we can control and we will control going forward.
<Q>: Okay. Thank you.

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

Operator:
The next question is from David Toty with Lehman Brothers. Please state your question.
<Q>: Hi, good morning. You seem pretty confident that supply levels are under control, yet there’s anecdotal information that foot traffic is slowing, lease-up is a little bit longer and there are increases to bad debt. Is the takeaway that there is some sort of consumer weakness among your customer base that is becoming more apparent?
<A>: Okay, if your takeaway of increases for bad debt is coming from us, that is not because I think the economy is weakening out there which is causing that. That is bad management. We’ve just not been doing good job of collecting our rent. If your takeaway on lease-ups being longer being something from our friends in Salt Lake City are suggesting some cases in the east have taken four to five years to lease up. You know that’s all very market and submarket driven. I mean they could be referring to two properties we built back when in Talson, Maryland, north of Baltimore in Stewart U.S.A. that they now own. We really overbuilt the submarket ourselves when we built two properties kind of in the same submarket. So these lease-ups I’m sure have taken four and five years. The southern California, Phoenix, maybe Las Vegas lease-ups in 18 months I think is very, very quick. I’m not sure at this point in time that any — and I’m not saying that the lease-ups should be taking any longer than they normally are taking in good times. So that is where I am on those issues. Now that I’ve clarified those two points I’ve forgotten what your question was, David.
<Q>: Oh, just if there is any indication of consumer weakness that could be leading to these factors adding up.
<A>: No, I didn’t see the jobs report this morning, but I think it was supposed to be a pretty healthy one. I just see it. I just don’t see any kind of consumer weakness. I mean you would think those two things would be anecdotal evidence of consumer weaknesses, but I think I can dismiss both of those. We still feel like we are in a very good market.
<Q>: Okay. With respect to your dividend it looks like coverage is a ways off. Has there been any change in your consideration of dividend policy at this point?
<A>: Um, no, there hasn’t. I think when you look at either end of the range and back to the comments we’ve made on this all along, I think there is a reasonable possibility of covering it an FFO basis as we get to the end of ‘07 and certainly into ‘08. Covering it on an AFFO basis. So at this point remaining optimistic about our ability to grow internally no change in the dividend.
<Q>: Okay. And then just one last question. Can you provide any additional color on situation with the Amsdells?
<A>: Um, we continue to have productive conversations with the family regarding the rising tide properties. You know it’s — we have an option to buy those properties in as they reach certain occupancy levels. In fact, one of those properties could be reaching that level in May, as it was over 85% occupied in March and April as we all know May is always better than March and April so we expect that to hold up above 85% so we’ll be probably buying that one in. So we continue to try to work through what was, you know, not a well thought out option agreement as far as I’m concerned as — with these Rising Tide Properties. We’re having meaningful and productive conversations with the Amsdells regarding buying those assets.
<Q>: Great. Thank you.
Operator:

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

The next question is from Jeff Donnelly with Wachovia. Please state your question.
<Q>: Good morning, guys. Actually a question more about annual guidance rather than Q2. I’m just trying to make sense of some of the numbers. Despite above average bad debt expense in Q1 you still fell within your Q1 earnings guidance so it would seem like your corroborations are theoretically in line with your expectations. So implicitly much of the decline in your annual outlook must really be the result of an expectation of heightened bad debt and/or reduced acquisition activity. What confidence do you have that the bad debt issues can be largely cleaned up in the first half and if you could share with us your assumption for bad debt maybe in the back half of ‘07?
<A>: I think it’s a low end back half of ‘07 we ratcheted up our original expectations by a couple hundred thousand dollars per quarter in three and four. So the expectation is that we continue to wrestle with this in Q2, less so in Q3 and then much less so in Q4. So I mean that’s a component of it, as well as those other items that you discussed. And I think it’s, you know, also a component of being discussed that is objective of reducing the discounting. We’ve clearly been able to hit the non-standard rents by passing along rate increases to the existing tenant, but there’s a range of expectations on our ability to reduce the use of discounts. You know, much more so, much higher ability to reduce discounts at the higher end of our expectation than a more conservative view at the low end.
<Q>: And what assumptions are you guys making for the timing and dollar amount maybe of acquisitions and dispositions in your guidance and how did that change from where it was before?
<A>: Yeah, we had looked at a hundred million of acquisitions at the mid-point of the year. So as that timing slipped, you know, arguably that is probably impacting the high end by about a penny or so. And then on the disposition side we had thought it would take a bit longer to move some stuff out than it has. So the 10 to 20 million in Q2 is going to be well ahead of what we thought the pace would originally have been.
<Q>: And lastly on guidance is that for the full year what are you guys thinking about for same-store revenue growth and NOI?
<A>: Um, that goes back to the comparisons being so difficult to make without a lot, a lot, a lot of work. And so I don’t have a number. We haven’t spent the time trying to make a meaningful ‘06 number for Q3 and 4 yet.
<Q>: Okay. Dean, and then how does the number of over-lock situations compare to where you guys are now versus say 90 days ago?
<A>: It’s coming down. We’ve had management meetings and we’re absolutely working on this. So I think the number is like 6400 within the last quarter and I don’t have the number off the top of my head to date, but I know our objective is down, not so much over-locks, but over 90 down to 5000. But all that is coming down and it’s nothing but management. I mean, how many times have I walked into a facility and the facility either has high receivables or high vacancy and the manager will give you eight different reasons as to why it’s that way. I’ll tell ya they’re all, almost always wrong. It’s always the manager. Everything going on in our portfolio right now except for the fall-out from Katrina is all management related as far as I’m concerned.
<Q>: Last question was with the use of proceed asset sales why pursue additional acquisitions? During the pullback of your stock, is it a better use of your capital maybe to be buy nothing shares?
<A>: Well, Chris has an opinion and I’ll jump in first. We’ve only bought two assets that the investment committee that I chair has approved since for the last 12 months. Two nice properties in Atlanta. We have, I

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

mean it has — we bought one in January down in San Antonio that was a deal done prior to the beginning of the year. If you call that a trickle it has slowed to a trickle. We still look at every deal that comes along, every proposed deal that comes along. We have something else that looks at it for us as we’ve outsourced that. If somebody compelling comes along, we’ll buy it. But quite frankly except for those two in Atlanta we’ve found nothing compelling in the last 12 months. What are better uses for our capital? I’ll let Chris speak to that.
<A>: Yeah, without a doubt where we’re trading now we believe we’re misprice that presents an opportunity at this exact moment we do not have an authorized share buyback plan in place, but it certainly something we’re evaluating.
<Q>: Great. Thanks, guys.
Operator:
Next question is from Chris Pike with Merrill Lynch. Please state your question.
<Q>: Hey, Dean and Chris, how you doing?
<A>: Morning, Chris.
<Q>: You know, Dean, I always appreciate your frank and straightforward approach so I’m just going to put the question right to you. You know, at this point, do you guys feel relatively confident that, you know as Chris put it the road blocks that always pop up, there is not another shoot-up that is go tog drop out there that may pose another road block to earnings or your outlook? Because it seems like over the last couple of quarters there’s been increasing noise, whether it be the bad debt or some other issues. And I just want to hear it from you. I mean, how confident are you folks at this point that everything is pretty much gutted and cleaned and it’s going to basically be straightforward blocking and tackling through the seasonally active leasing period for you folks?
<A>: Well, I’m pleased that we’ve been through another accounting period and every rock has been turned over again and we didn’t find anything unexpected under the rocks. So hopefully that part is behind us. As I said, we’re having meaningful and productive conversations with our friends, the Amsdells and hopefully there’s no surprises of any kind there. As far as the market is concerned, I know of nothing under normal conditions today that would slow us from taking this company to the next level from a performance standpoint, if you will. Except for — and Chris, you and I have had this conversation, that horrific event that we all don’t want to talk about, but it happened on 9/11/2001, something like that that will overnight dry up discretionary spending and I don’t know what it might be, but some event that would just dry up discretionary spending that would impact us, Disney World, Carnival Cruise Lines, everyone out there who depends on discretionary spending to some point. Whatever that might be, that could cause some trouble. But that of course is not expected.
<Q>: Okay and I asked you this a couple of quarters ago and I’m going to ask it again. But now it sounds to me that you are confident that a lot of this stuff is put behind you. From a strategic perspective as you look forward over the next let’s say 12 months from a strategic perspective what are you spending your time focusing on?
<A>: Well, that would be my question because that is my job at the company. And clearly we now — I’m passed the clean-up, fix-up, paint-up, everything is in place that is going to happen and as far as me sitting in my office gazing out the window I’m focused on how do we start to grow the company again. And there are lots of different ways and we don’t have to go through them. We all know that clearly we’re going to restart

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

the acquisition program. Clearly we’re going to get our development program moving and look at all other aspects of growth that we think would be appropriate for enhancing shareholder value.
<Q>: I guess just a follow-on to that. I know we’ve had discussion in terms of development and you’ve heard very candid views of when development works, when acquisitions work. And if I remember correctly that window on development is closing, so does the — you know, does the temperament in what you guys have been doing over the last couple months does that impact your view on development and still being able to start developing in an accretive way for value going forward?
<A>: Well, I’m not sure — you didn’t get that from me that the development window is closing. That could be from one of our friends out there. But I think the development window has really just opened in the last 8 to 12 months. I think we have normally, typically a three or four year development window. It stays open for a three or four-year period. So I think we clearly have, you know, at least another 18 months of a development window being open before we overbuild. I mean, two things shut the window, the development window. One is overbuilding and of course that takes time. And the other one is cost of capital. And the cost of capital seems to be remaining fairly appealing from a development standpoint. And so you know the old story, developing, give a developer money and they’ll find something to build. The only other thing that closes the window is overbuilding and that takes time. We’ve just now started building.
<Q>: Thanks a lot folks.
<A>: Okay.
Operator:
Your next question is from Mike Knot with Green Street Advisors. Please state your question.
<Q>: Hey, guys. Dean, several quarters ago you gave an analogy about the boy in the outfield who wasn’t worried about being done several runs because he hadn’t been up to bat yet and you expressed the view that you guys hadn’t been up to bat yet. Now that you have been up to bat for arguably a quarter or so, how do you feel about refreshing us on your outlook and maybe do you feel — now that you have been around the portfolio for a year do you feel like your players are maybe hitting with wooden bats instead of nice aluminum bats?
<A>: Michael, I think we’ve been up to bat, but we’re still only in the inning and it’s a nine inning game. We have the right team in place and no, we have capability to buy metal bats. We are doing fine. In fact we have very strong hitters yet to come to the plate. But clearly we are just in the second inning. We’ve got, you know, this game is — back when I played baseball it tended to be two hour games. Now days they’re three and-a-half hour games. So our game might be extended a little bit longer than I originally anticipated. I didn’t realize, I expected to take one step back when we came in. But I didn’t realize we were going to have to take two or three steps back. I really had hoped that we would hit, catch-up with our contemporaries, our peers by the end of this rental season from an occupancy standpoint. But you know at that point in time I didn’t realize we were going to lose 150 basis points or so taking people out who weren’t paying us, in other words, the bad debt, the auctions if you will. So those one or two, three steps backwards we’ve had to take. So the game is probably a three and-a-half hour game. Still a nine inning game. It will take a little bit longer. We are only in the second inning and we do have some metal bats with some good batters coming up.
<Q>: And then on the bad debt issue you said you’ve never seen it this high before in your long career in this business. Do you feel like that reflects — that seems like it would have to reflect either on the economy somehow or maybe the quality of the tenant base and maybe does that reflect on the quality of portfolio?

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

What is your thoughts on what that really means? Is it purely 100% a management issue or is there something else that may be contributing to that, as well?
<A>: 100% management issue. No doubt in my mind. When I say I haven’t seen this before, I haven’t seen this in a portfolio before, but I’ve seen this many times over the years when we’d go in to buy a property. And what happens, when someone gets ready to sell a property they tend to slow down if not eliminate auctions because you leave a person in the unit, keep accruing rent, your occupancy looks higher, your revenue number looks higher if you are on an accrual basis. And you’re not, you know, not putting in a real bad debt number on the expense side. So over the years I’ve seen many properties that the receivables are up 30, 40%, maybe even higher than that just because of that reason. That’s bad management and also it’s improper management on a portfolio that is — has an ongoing future. In other words, you’re much better off taking the dead beat out of the unit through an auction process. Regaining control of the unit and re-rent the unit versus fooling yourself by continuing to accrue rent. It’s all management, Michael, no doubt about it.
<Q>: Okay. Thanks for your answers.
Operator:
The next question is from Paul Puryear with Raymond James. Please state your question.
<Q>: Thanks. Good morning. You pretty well covered our questions, but I guess just to hear you say it one more time, Dean. With regard to the real estate and the quality of the real estate you still feel pretty good about what you’ve got?
<A>: I do, Paul. I mean, I look at our street rates, $12 and a nickel. You know that is — that’s a good number. You know public storage is a bit higher. Extra space is a little bit higher than public storage. I realize rent at $10.92, sovereign is 1032. PSA is 1235. I mean, we’re in the game. Now are they as pretty as I’d like them — are they all as pretty as I’d like them to be? Of course not, but that wasn’t the case at Stewart U.S.A. and any of these other people that would answer honestly they would say the same thing that that I’m saying. You always will — should be coloring your portfolio and lopping off that bottom 10% but our portfolio is very adequate to do the job that we need to do. If we’ve got 80% of it rented there’s absolutely no reason why we can’t have 86, 87, 88% of it rented.
<Q>: One more question. The conversion of the Sheer Guard Properties to Public Storage format, has that affected you at all?
<A>: No. Not one bit, not positive, not negatively.
<Q>: Very good. Thank you.
Operator:
Ladies and gentlemen, as a reminder if you’d like to ask a question please press * 1 on your telephone keypad. The next question is from David Herron with Lehman Brothers. Please state your question.
<Q>: Yeah, good morning and sorry to prolong this, hi, Dean. Could you address your view as to what you’re see nothing terms of investor demand for the physical product? Is there any change in cap rate that you see?
<A>: David, no apologies necessary for prolonging this, always a delight to hear your accent.
<Q>: Thank you. I’m struggling with the baseball analogy to my questions.

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

<A>: I can go to cricket if you want me to. (laughter) we’ll do that offline, though. I think the — the situation out there today regarding acquisitions is quite interesting. I’m sure there are more product — more assets out there to sell today on the market than ever in the history of the business. We have — we’re starting to see seller’s expectations coming down. I’ll get to quality in a second. But seller’s expectation on price. I’m starting to see that come down a bit. I get quite literally three to five e-mails a day on assets being sold around the country and from every place now I’m starting to see prices reduced which you know just now start tog see that in the last 60 days I’d say. So expectations of sellers are coming down because buyers are expecting better yields or expecting real yields and quite frankly since U-Store-It and extra space got out of the market last year we left a big void. We still have a lot of private equity players out there who are using leverage and a great deal of leverage to make the numbers work and for the very high-quality properties I think they are still driving prices up or people still getting the yields they’re looking for. But from an asset quality standpoint, I think the asset quality for the properties that are on the market today are much better than they were five years ago, ten years ago, just because the whole asset class is doing a much better job today building properties and better locations, better sites. And so it just automatically happening. Are what I would call sea quality property still selling at a cap rate? Sure t. might be eight or nine cap rate and people might be expecting to put dollars into it if it is a decent location, but I mean that is kind of my general sense of what is happening out there.
<Q>: Are the offerings mostly individual? I’m sure they’re mostly individual properties. Are we talking any sizable portfolio?
<A>: Um, there is always three or four portfolios kicking around out there with realistic expectations on sales price. But you’re right. They’re almost always one-off two or three properties at a time deal.
<Q>: What accounts for sizable? 50 million plus?
<A>: I’m sorry, what was the question?
<Q>: What would count as a sizable portfolio?
<A>: Oh, yeah.
<Q>: 2 or 300 million plus?
<A>: Oh, no, 50 million.
<Q>: 50?
<A>: Yeah, as a sizable portfolio.
<Q>: Okay. Thank you very much.
<A>: Okay.
Operator:
Our next question is from Christine McElroy with Banc of America Securities. Please state your question.
<Q>: Hey, Dean, it’s Ross Nussbaum.
<A>: Hi, Ross.

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U-Store-It	YSI	Q1 2007 Financial Results	May 4, 2007

<Q>: I may have missed this earlier, but in response to your question on the Amsdells and I think your response to it with discussion on what is going on with Rising Tide, can you comment at all in the filings that you made there was some discussion on their part with respect to the undervaluation of the company. So are there any conversations going on with that respect or your conversations solely limited on the development?
<A>: Our conversations with the family right now is on Rising Tide.
<Q>: Thank you.
Operator:
I’m showing no further questions in queue. I’d like to turn the call back over to management.
<A>: Okay, Thanks very much, everyone. See you next quarter.
Operator:
Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation.

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